Filed pursuant to Rule 433

Registration Statement No. 333-215919

Pricing Term Sheet

May 30, 2017

eBay Inc.

$400,000,000 Floating Rates Notes due 2023

$500,000,000 2.150% Notes due 2020

$750,000,000 2.750% Notes due 2023

$850,000,000 3.600% Notes due 2027

Pricing Term Sheet

This pricing term sheet supplements, and should be read in conjunction with, eBay Inc.’s preliminary prospectus supplement dated May 30, 2017 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated February 6, 2017 and the documents incorporated and deemed to be incorporated by reference therein. The Preliminary Prospectus Supplement contemplated an offering that included two separate series of floating rate notes. However, the final terms of this offering, as reflected below, include only a single series of floating rate notes. Accordingly, all references in the Preliminary Prospectus Supplement to two series of floating rate notes shall be deemed to refer to a single series of floating rate notes, mutatis mutandis.

Issuer:	eBay Inc. (the “Company”)

Securities:

Floating Rate Notes due 2023 (the “2023 Floating Rate Notes”)

2.150% Notes due 2020 (the “2020 Fixed Rate Notes”)

2.750% Notes due 2023 (the “2023 Fixed Rate Notes”)

3.600% Notes due 2027 (the “2027 Fixed Rate Notes” and, together with the 2020 Fixed Rate Notes and the 2023 Fixed Rate Notes, the “Fixed Rate Notes”)

The 2023 Floating Rate Notes, the 2020 Fixed Rate Notes, the 2023 Fixed Rate Notes and the 2027 Fixed Rate Notes (collectively, the “Notes”) will each constitute a separate “series” of the Company’s debt securities under the indenture governing the Notes.

Securities Type:	Senior Unsecured Notes

Principal Amount:	2023 Floating Rate Notes: $400,000,000 2020 Fixed Rate Notes: $500,000,000 2023 Fixed Rate Notes: $750,000,000 2027 Fixed Rate Notes: $850,000,000

Expected Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services BBB (stable) by Fitch Ratings, Inc.

Trade Date:	May 30, 2017

Settlement Date:	June 6, 2017 (T+5)

Maturity Date:	2023 Floating Rate Notes: January 30, 2023 2020 Fixed Rate Notes: June 5, 2020 2023 Fixed Rate Notes: January 30, 2023 2027 Fixed Rate Notes: June 5, 2027

* The credit ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other securities rating.

Interest Payment Dates:

2023 Floating Rate Notes: Quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, commencing on July 30, 2017 (subject to possible adjustment of such interest payment dates as described in the Preliminary Prospectus Supplement under the caption “Description of Notes – Interest – Floating Rate Notes”), and at maturity

2020 Fixed Rate Notes: June 5 and December 5 of each year, commencing on December 5, 2017

2023 Fixed Rate Notes: January 30 and July 30 of each year, commencing on January 30, 2018

2027 Fixed Rate Notes: June 5 and December 5 of each year, commencing on December 5, 2017

Coupon (Interest Rate):

2023 Floating Rate Notes: A per annum rate equal to three-month LIBOR (as defined in the Preliminary Prospectus Supplement), adjusted quarterly as described in the Preliminary Prospectus Supplement, plus 87 basis points, accruing from June 6, 2017 (the “original issue date”). The interest rate on the 2023 Floating Rate Notes for the initial Interest Period (as defined in the Preliminary Prospectus Supplement) commencing on the original issue date of the 2023 Floating Rate Notes will be set, and for each subsequent Interest Period for the 2023 Floating Rate Notes will be reset, as of the first day of such Interest Period. The initial Interest Period for the 2023 Floating Rate Notes will be the period beginning on, and including, the original issue date of the 2023 Floating Rate Notes to, but excluding, the interest payment date falling on July 30, 2017 (subject to possible adjustment of such date as described in the Preliminary Prospectus Supplement under the caption “Description of Notes – Interest – Floating Rate Notes”).

For additional information concerning the computation of interest on the 2023 Floating Rate Notes, including the definitions of the terms LIBOR and other capitalized terms used above and other relevant terms, see “Description of Notes – Interest – Floating Rate Notes” in the Preliminary Prospectus Supplement.

2020 Fixed Rate Notes: 2.150% per year, accruing from June 6, 2017

2023 Fixed Rate Notes: 2.750% per year, accruing from June 6, 2017

2027 Fixed Rate Notes: 3.600% per year, accruing from June 6, 2017

Benchmark Treasury:	2023 Floating Rate Notes: N/A 2020 Fixed Rate Notes: 1.500% due May 15, 2020 2023 Fixed Rate Notes: 1.750% due May 31, 2022 2027 Fixed Rate Notes: 2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	2023 Floating Rate Notes: N/A 2020 Fixed Rate Notes: 100-06; 1.435% 2023 Fixed Rate Notes: 99-30 3⁄4; 1.758% 2027 Fixed Rate Notes: 101-15; 2.210%

Spread to Benchmark Treasury:	2023 Floating Rate Notes: N/A 2020 Fixed Rate Notes: 75 basis points 2023 Fixed Rate Notes: 100 basis points 2027 Fixed Rate Notes: 140 basis points

Yield to Maturity:	2023 Floating Rate Notes: N/A 2020 Fixed Rate Notes: 2.185% 2023 Fixed Rate Notes: 2.758% 2027 Fixed Rate Notes: 3.610%

Price to Public:

2023 Floating Rate Notes: 100.000%, plus accrued interest, if any

2020 Fixed Rate Notes: 99.899%, plus accrued interest, if any

2023 Fixed Rate Notes: 99.955%, plus accrued interest, if any

2027 Fixed Rate Notes: 99.917%, plus accrued interest, if any

Redemption Provisions:

The 2023 Floating Rate Notes may not be redeemed by the Company at its option prior to their maturity.

The 2020 Fixed Rate Notes are redeemable at the option of the Company, at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 Fixed Rate Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the 2020 Fixed Rate Notes to be redeemed (exclusive of accrued and unpaid interest to the applicable redemption date), discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 12.5 basis points, plus, in the case of both clauses (i) and (ii) above, accrued and unpaid interest, if any, on the principal amount of the 2020 Fixed Rate Notes being redeemed to such redemption date.

The 2023 Fixed Rate Notes are redeemable at the option of the Company, at any time in whole or from time to time in part, prior to December 30, 2022 (the “2023 Fixed Rate Notes Par Call Date”), and the 2027 Fixed Rate Notes are redeemable at the option of the Company, at any time in whole or from time to time in part, prior to March 5, 2027 (the “2027 Fixed Rate Notes Par Call Date;” the 2023 Fixed Rate Notes Par Call Date and the 2027 Fixed Rate Notes Par Call Date are hereinafter sometimes called, individually, a “Par Call Date”), in each case at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes of the applicable series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes of such series to be redeemed (exclusive of accrued and unpaid interest to the applicable redemption date) that would be due if the Notes of such series matured on the Par Call Date for the Notes of such series, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2023 Fixed Rate Notes and 25 basis points in the case of the 2027 Fixed Rate Notes, plus, in the case of both clauses (i) and (ii) above, accrued and unpaid interest, if any, on the principal amount of the Notes of such series being redeemed to such redemption date.

The 2023 Fixed Rate Notes are redeemable at the option of the Company, at any time in whole or from time to time in part, on and after the 2023 Fixed Rate Notes Par Call Date, and the 2027 Fixed Rate Notes are redeemable at the option of the Company, at any time in whole or from time to time in part, on and after the 2027 Fixed Rate Notes Par Call Date, in each case at a redemption price equal to 100% of the principal amount of the Notes of the applicable series to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Notes of such series being redeemed to the applicable redemption date.

For additional information, including the definition of “Treasury Rate” and other relevant terms, see “Description of Notes – Optional Redemption” in the Preliminary Prospectus Supplement.

Change of Control Triggering Event:	If a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) occurs with respect to the Notes of any series, the Company will be required, subject to certain exceptions, to offer to purchase the Notes of such series at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the applicable Change of Control Payment Date (as defined in the Preliminary Prospectus Supplement). The provisions of the Notes of each series that may require us to offer to purchase the Notes of such series upon the occurrence of a Change of Control Triggering Event with respect to the Notes of such series, and what constitutes a Change of Control Triggering Event with respect to the notes of any series, are subject to important exceptions and limitations and you should carefully review the information appearing under the headings “Risk Factors” and “Description of Notes—Change of Control Triggering Event” in the Preliminary Prospectus Supplement for additional information and for the definitions of “Change of Control Triggering Event,” “Change of Control Payment Date” and other relevant terms.

CUSIP / ISIN:	2023 Floating Rate Notes: 278642 AT0 / US278642AT03 2020 Fixed Rate Notes: 278642 AR4 / US278642AR47 2023 Fixed Rate Notes: 278642 AS2 / US278642AS20 2027 Fixed Rate Notes: 278642 AU7 / US278642AU75

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Lebenthal & Co., LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless they are through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526 or Wells Fargo Securities, LLC at 1-800-645-3751.

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